Exhibit 99.1

FOR IMMEDIATE RELEASE

Water Now, Inc. Announces Significant Oil Recovery Contract

Water Now’s Wholly Owned Subsidiary, HydraSpin USA, Secures Contract to Deploy its Crude Oil Recovery System

Fort Worth, Texas, December 17, 2018 – Water Now, Inc. (OTC: WTNW) announced today that HydraSpin USA Inc., its wholly owned subsidiary, has secured a two-year agreement with Ross Recovery, Inc. (“RRI”) to deploy its oil recovery system at one of RRI’s disposal sites in Casper Wyoming. Under the terms of the agreement, HydraSpin will install and operate an oil recovery unit to separate, on a daily basis, marketable oil from approximately 7,000 barrels of salt water located at RRI’s disposal site. Based upon preliminary analysis, we conservatively project that there is a minimum of 3% concentration of recoverable crude oil within the volume of salt water HydraSpin will be processing. If our projections are correct, HydraSpin will recover approximatelyy 6,300 barrels of oil per month. Under its agreement with RRI, HydraSpin is entitled to receive 50% of the proceeds from the sale of the recovered oil. Assuming a recovery of 6,300 barrels per month, HydraSpin will receive proceeds from the sale of 3,150 barrels in turn generating revenues of approximately $170,000 per month (based on current crude oil prices), or $2,040,000 annually, from this singular site.

David King, CEO of Water Now, Inc., commented on the newly secured contract, “This contract was solidified only after our team performed the effectiveness and efficiency of our technology at an onsite demonstration of our machine. While the revenue generation possibilities from this singular contract are important, I am more excited by the opportunity to demonstrate the capabilities of our technology.”

HydraSpin’s technology allows disposal well operators to capture almost all of the crude oil contained in the waste water that they re-inject into their wells. As such, the process lowers the overhead for the operator, increases their profits and creates an additional revenue stream for Water Now.

Corporate Website: www.WaterNowInc.com

HydraSpin USA Website: https://HydraspinUSA.com/

Facebook: https://www.facebook.com/waternowinc/

Contact Information:

Address:

2840 Bryan Avenue

Fort Worth, TX 76104

Phone: (817) 900-9184

Disclaimer
This release contains forward-looking statements that are based on beliefs of Water Now, Inc. management and reflect Water Now Inc.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of Water Now, Inc. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, Water Now, Inc. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10K, 10Q, 8K reports and other filings. Investors are encouraged to review all filings. There is no assurance Water Now, Inc. will identify projects of merit or if it will have sufficient financing to implement its business plan. There is no assurance that the Company's due diligence on the potential acquisition of oil and gas assets will be favorable nor that definitive terms can be negotiated. Information in this release includes representations from the private companies referred to which has not been independently verified by the company. A downturn in oil prices would affect the potential profitability of the proposed acquisition negatively.